Exhibit- 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-140349) pertaining to Altra Holdings Inc.’s 2004 Equity Incentive Plan of our report dated March 28, 2007, with respect to the consolidated financial statements and schedules of Altra Holdings, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/
Ernst & Young LLP

Boston, Massachusetts
March 28, 2007